Exhibit 10.1

TRUE RELIGION APPAREL, INC.

September 28, 2012

Jeffrey Lubell
c/o Jeffer Mangels Butler & Mitchell LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, California 90067

Re:           Amendment to Employment Agreement

Dear Mr. Lubell:

Reference is made to that certain Employment Agreement, dated January 4, 2006, by and between Jeffrey Lubell (“you”) and True Religion Apparel, Inc. (the “Company”), as amended on May 31, 2006 and September 12, 2008 (the “Agreement”).

The Company and you hereby agree to amend Section 1 of the Agreement to state that either party may elect not to extend the term of the Agreement beyond the current term of the Agreement, which expires on March 31, 2013 (the “Expiration”), by notifying the other party of such election not less than 120 days prior to the end of the current term of the Agreement.  The intention of this letter agreement is solely to extend by 60 days the date by which notice of election not to extend must be given by either party under Section 1 of the Agreement.

All other terms and conditions of the Agreement, including the expiration date of the current term of the Agreement, shall remain in full force and effect.  Therefore, following execution of this letter agreement, you shall maintain your title and authority as Chairman, Chief Executive Officer and Creative Director of the Company and you and the Company shall be expected to continue fulfilling all of your and our respective duties and responsibilities in accordance with the Agreement.  You acknowledge that the Company cannot provide any assurances at this time as to whether it will extend the term of the Agreement or elect not to so extend. You represent and warrant to the Company that you have had an opportunity to review this letter agreement with independent legal counsel, and have executed this letter agreement based upon your own judgment and advice of your independent legal counsel (if sought).  You and we hereby agree that execution of this letter agreement by the parties hereto shall effectively amend the Agreement to change the date by which either party hereto must give notice of an election not to extend the term of the Agreement set forth in Section 1 of the Agreement from “six months” prior to the Expiration, which would have been September 30, 2012, to “120 days” prior to the Expiration, which will be November 30, 2012.

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first written above.

True Religion Apparel, Inc.

/s/ Jeffrey Lubbell	By:	/s/ Seth R. Johnson
Jeffrey Lubbell	Name:	Seth R. Johnson
	Title:	Lead Director